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                                                                    Exhibit 10.1

                              CALIBER SYSTEM, INC.
                             LONG-TERM STOCK AWARD
                                 INCENTIVE PLAN
                  (Amended and Restated as of January 2, 1996)


   The purpose of the Caliber System, Inc. Long-Term Stock Award Incentive Plan (hereinafter referred to as this Plan) is to provide a long-term return-on-equity oriented stock incentive award for the officers of Caliber System, Inc. and certain of its subsidiary and affiliated companies.

ARTICLE ONE:  DEFINITIONS

   1.1 The term "Affiliate" means any corporation affiliated with Caliber System, Inc.

   1.2 The term "Basic Stock Credit Award" means the number of shares of Caliber Common Stock available for award under this Plan pursuant to Subparagraph 3.1.1.

   1.3  The term "Caliber" means Caliber System, Inc.

   1.4  The term "Caliber Common Stock" means common stock of Caliber System,
Inc.

   1.5 The term "Company" means the individual company within Caliber System, Inc. by which the eligible Officer is employed: Caliber System, Inc., RPS, Inc., Caliber Technology, Inc., Viking Freight, Inc., Caliber Logistics, Inc. and affiliates, and Roberts Express, Inc., as the case may be, and any other individuals or groups of individuals as the Board of Directors of the Company or a committee designated by such Board may determine from time to time.

   1.6 The term "Disability" means a physical or mental condition of Officer, resulting from a bodily injury or disease


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or mental disorder which renders him incapable of performing duties for the
Company.

   1.7 The term "Expatriate" shall mean an Officer of Caliber System, Inc. or Affiliate working in a country other than the United States.

   1.8 The term "Officer" means an officer of a Company determined to be eligible for participation in this Plan by its board of directors.

   1.9 The term "Plan Year" means calendar year 1991 or any subsequent calendar year for which Basic or Supplemental Credits are awarded under this Plan.

   1.10 The term "Stock Credit" means credit for all shares of Caliber Common Stock to be awarded in accordance with the provisions and subject to the conditions contained herein. The term includes both the Basic Stock Credits and Supplemental Stock Credits.

   1.11 The term "Supplemental Stock Credit Award" means the number of shares of Caliber Common Stock available for award under this Plan pursuant to Subparagraph 3.1.2.

   1.12 Notwithstanding any other provision of the Plan, liabilities for Stock Credits allocated under the Plan for Plan Years commencing prior to January 1, 1996 to an individual who was an employee of Roadway Express, Inc. ("REX") prior to December 15, 1995 and on January 1, 1996 ("REX Employee") shall become an obligation under the Roadway Express, Inc. Long-Term Stock Award Incentive Plan ("REX LTS Plan"). On and after





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January 1, 1996, all distributions to a REX Employee shall be made pursuant to the terms of the REX LTS Plan. Effective January 1, 1996, the obligations assumed by REX pursuant to the preceding provisions of this Section shall reduce the Company's obligations under this Plan.

ARTICLE TWO:  VALUATION OF STOCK CREDIT AWARDS

   2.1 The Basic Stock Credit Award for Plan Year 1991 shall be valued at $34.00 per share. The value of the Basic Stock Credit Award per share for each Plan Year subsequent to 1991 during which this Plan remains in effect shall be determined by the following formula: 1.16X minus D where:

   X = The value of the Basic Stock Credit Award per share for the immediately preceding Plan Year.
   D =   The amount of dividends paid per share for the then current Plan Year.

   2.2 The value of the Supplemental Stock Credit Award per share for each Plan Year during which this Plan remains in effect shall be equal to the average price of a share of Caliber Common Stock acquired by the Caliber System, Inc. Stock Bonus Plan during the Plan Year.


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ARTICLE THREE:  ALLOCATION OF STOCK CREDIT AWARDS

   3.1 The number of shares of Caliber Common Stock allocated to all eligible individuals will be determined by the respective boards of directors of the Companies, all within the maximum allowable shares permitted for the Plan Year determined by the Board of Directors of Caliber.

   3.1.1 The Basic Stock Credit Award is the number of shares awarded to an Officer by the board of directors of his Company determined for each Plan Year.

   3.1.2 The Supplemental Stock Credit Award shall consist of an additional number of shares of Caliber Common Stock designated for award to an Officer, if the amount of company contributions and other annual additions to his Caliber System, Inc. Stock Bonus Plan and Caliber System, Inc. Stock Savings and Retirement Income Plan participant accounts would otherwise exceed the applicable maximum plan limitations imposed by reason of federal tax law requirements. Such number of shares shall be determined by dividing (i) the dollar amount by which the company contributions and other annual additions to the Officer's accounts in the Stock Bonus Plan and Stock Savings and Retirement Income Plan would otherwise exceed the applicable maximum limitation, by (ii) the per share valuation of the Supplemental Stock Credit Award for that year.

   3.2 All Stock Credits shall be entered on December 31 of the Plan Year for the entire award for Officers employed by Caliber or an Affiliate on that date and for a pro rata fraction





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of the award for Officers terminated on account of death, disability or retirement.

   3.3 For each Officer, a provisional cash account will be carried for amounts equal to dividends that would be payable on the number of Stock Credits credited to his account as of December 31 of the previous year as if such shares had been distributed. As of the end of the then current Plan Year, such cash credit shall be used to add to the number of Stock Credits otherwise to be entered for him on the basis of the valuation set forth in Paragraph 2.1 for such year; provided, however, that the value of the common stock of REX received as a dividend upon the spin-off of REX from Caliber shall be determined based on the average of the closing price of the common stock of REX on the first 15 trading days after the spin-off of REX from Caliber and the value of Stock Credits to be added pursuant to this sentence shall be determined based on the average of the closing price of Caliber Common Stock on the first 15 trading days after the spin-off of REX from Caliber.

   3.4 All Stock Credits shall be increased or decreased, as the case may be, to the same extent that outstanding Caliber Common Stock is increased or decreased by reason of stock dividends, stock splits or other recapitalization. Except as provided in Section 3.3, any other dividend in kind shall be converted to its cash equivalent and treated as a cash dividend.





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ARTICLE FOUR:  VESTING DURING EMPLOYMENT

   4.1 All Stock Credits shall become fully vested for an Officer still in the employ of Caliber or an Affiliate upon his death, disability or attainment of age 55. Stock Credits shall otherwise vest only as provided in Article Five.

ARTICLE FIVE:  DISTRIBUTION

   5.1 Stock Credits shall vest and become convertible to shares of Caliber Common Stock to be distributed as follows:

   5.1.1 Shares of Caliber Common Stock shall be distributed in five annual installments following his death, the date of his last employment compensation payment by Caliber or an Affiliate or attainment of age 55, whichever is the latest. The first installment shall be made on February 1 of the following year.

   5.1.2 Cash shall be paid in a lump sum at the time of the first annual installment under Subparagraph 5.1.1; provided, however, that dividends payable in shares of REX common stock as a result of the spin-off of REX from Caliber shall be converted to Stock Credits in accordance with the provisions of
Section 3.3.

   5.2 Notwithstanding anything to the contrary contained herein, no distribution or payment shall be made under this ARTICLE FIVE unless the following conditions have been satisfied:

   5.2.1 Officer shall not have been dismissed from his employment for violation of the Company's Code of Corporate Conduct.





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   5.2.2  At any time prior to the date of final distribution, the Officer, prior to attaining age 55, shall not have engaged in competition with the Company directly or indirectly nor been employed in any capacity by or rendered consulting services to any firm or company competing with Caliber or any of its affiliates.

   5.2.3 To the extent necessary to satisfy any obligations under law to deduct amounts for withholding taxes, Caliber may convert shares of Caliber Common Stock into cash for such purpose at fair market value as of the date immediately preceding distribution.

   5.3 After December 31, 1995 but prior to March 16, 2000, Basic Stock Credits awarded may be converted by a participant, a trustee of any trust to which Basic Stock Credits have been transferred, or a beneficiary who received Basic Stock Credits as a result of the death of a participant (but excluding any "Alternate Payee" as such term is defined in Section 414(p)(8) of the Internal Revenue Code of 1986) up to a maximum of fifty percent (50%) of their value to cash and restricted book value shares on terms established by Caliber from time to time.

   5.4 Supplemental Stock Credit Awards may be converted to restricted book value shares under the Officers' Incentive Compensation Agreement in effect at his Company, in a whole number determined on the basis of book value as of December 31 of the Plan Year to which the Supplemental Stock Credits are attributable subject, however, to Caliber's right to convert





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Supplemental Stock Credits to cash to satisfy any withholding tax liabilities as set forth in Paragraph 5.2.3 provided that:

   (i) he shall have attained age 55 by December 31 of the applicable Plan Year; or
   (ii) he shall have been awarded Stock Credits prior to January 1 of the applicable Plan Year equivalent to 4,000 or more shares of Caliber Common Stock in the aggregate under Company stock credit plans.

  5.4.1 Notwithstanding anything to the contrary contained herein, the Book Value calculation may be adjusted to such an extent as may be determined by the Compensation Committee of the Board of Directors of Caliber, to preserve the benefit of the Plan for the Officer and the Company if, in the opinion of such Board or such committee, after consultation with the independent auditors, changes in the accounting policies of the Company, acquisitions, spin-offs or other unusual or extraordinary items have disproportionately and materially affected the number of shares of its Common Stock outstanding or its shareholders' equity.

   5.5 In the event of a tender offer for Caliber Common Stock subject to Regulations 14D and/or 14E issued under the Securities Exchange Act of 1934, as amended, the acceptance of which tender offer is either (i) recommended to shareholders by the Board of Directors of Caliber, (ii) not opposed by such Board, or (iii) involves an acquisition device in which any of the shareholders may exercise dissenter's rights under any





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provision of the Ohio Revised Code Chapter 1701; then in any such event, any
Stock Credit awards made to an Officer under this Plan shall immediately vest and become subject to immediate distribution.

   5.6 When Officer's employment with Caliber or an Affiliate has terminated, the Board of Directors of the Company may waive any or all of the conditions, provisions or contingencies of Paragraph 5.2 and may accelerate the distribution of stock and payment of money pursuant to Paragraph 5.1 to such date or dates as the Board of Directors of the Company shall determine, if, in the sole judgment of said Board, the acceleration is justified (a) by the death or disability of Officer or (b) by hardship.

ARTICLE SIX:  MISCELLANEOUS

   6.1  This Plan shall be governed by the laws of the State of Ohio.

   6.2 In the event that any term hereof shall be held to be illegal or invalid, it shall be deemed severed from this Plan.

ARTICLE SEVEN:  DISTRIBUTION FOR CANADIAN EXPATRIATES

   7.1 Stock Credits shall vest and become convertible to shares of Caliber Common Stock to be distributed as follows:

   7.1.1 Shares of Caliber Common Stock shall be distributed in a lump sum in the year following his death or the date of his last employment compensation payment by Caliber or an Affiliate, whichever is the latest; provided that all





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distributions shall be made on or before December 31 of the year following the
Expatriate's death, retirement or loss of office.

   7.1.2 Cash also shall be paid in a lump sum within the time set forth in Paragraph 7.1.1.

   7.2 Notwithstanding anything to the contrary contained herein, no distribution or payment shall be made under this ARTICLE SEVEN unless the following conditions have been satisfied:

   7.2.1 Expatriate shall not have been dismissed from his employment for violation of the Company's Code of Corporate Conduct.

   7.2.2 At any time prior to the date of final distribution, the Expatriate, prior to attaining age 55, shall not have engaged in competition with the Company directly or indirectly or been employed in any capacity by or rendered consulting services to any firm or company competing with Caliber or any of its affiliates.

   7.2.3 To the extent necessary to satisfy any obligations under law to deduct amounts for withholding taxes or source deductions, Caliber may convert shares of Caliber Common Stock into cash for such purpose at fair market value as of the date immediately preceding distribution.

   7.3 In the event of a tender offer for Caliber Common Stock subject to Regulations 14D and/or 14E issued under the Securities Exchange Act of 1934, as amended, the acceptance of which tender offer is either (i) recommended to shareholders by


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the Board of Directors of Caliber, (ii) not opposed by such Board, or (iii)
involves an acquisition device in which any of the shareholders may exercise dissenter's rights under any provision of the Ohio Revised Code Chapter 1701; then in any such event, any Stock Credit awards made to an Expatriate under this Plan shall immediately vest.

   7.4 When Expatriate's employment with Caliber or an Affiliate has terminated, the Board of Directors of the Company may waive any or all of the conditions, provisions or contingencies of Paragraph 7.2 and may accelerate the distribution of stock and payment of money pursuant to Paragraph 7.1 to such date or dates as the Board of Directors of the Company shall determine, if, in the sole judgment of said Board, the acceleration is justified (a) by the death or disability of Expatriate or (b) by hardship.